Exhibit 99.2

ELECTION FORM

This Election Form is being delivered to you in connection with the Agreement and Plan of Reorganization and Merger, dated July 21, 2014 (the “Merger Agreement”) between Community Bancshares, Inc. (“Community Bancshares”) and First Merchants Corporation (“First Merchants”), whereby Community Bancshares will merge with and into First Merchants (the “Merger”). As a Community Bancshares shareholder, you are being asked to elect the form of consideration you wish to receive upon the completion of the Merger by forwarding this Election Form to American Stock Transfer & Trust Company, LLC (“American Stock Transfer”), who is acting as the Election Agent for the Merger. The proxy statement and prospectus delivered to you with this Election Form includes a copy of the Merger Agreement and contains a more detailed description of the Merger and the election decision you are being asked to make, including important adjustment, election, allocation and proration procedures applicable to such election.

Method of delivery of the Election Form is at the option and risk of the owner thereof. See Instruction 1.

If delivering by mail, including using

the enclosed envelope marked

“Election Form Reply Envelope:

American Stock Transfer & Trust

Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

IN ORDER TO BE EFFECTIVE, THIS FORM MUST BE SUBMITTED BY 5:00 P.M., (EASTERN), ON             , 2014 (THE “ELECTION DEADLINE”).

ELECTION OPTIONS (MARK ONLY ONE BOX):

☐ ALL STOCK ELECTION: Exchange each share of Community Bancshares common stock for 4.0926 shares of First Merchants common stock, plus cash in lieu of any fractional shares (“Stock Election”).

☐ ALL CASH ELECTION: Exchange each share of Community Bancshares common stock for $85.94 in cash (“Cash Election”).

☐ COMBINATION STOCK/CASH ELECTION: Exchange             shares of Community Bancshares common stock for shares of First Merchants common stock and the remainder for cash (“Combination Election”). (Please write in the blank above the number of shares of Community Bancshares common stock you would like to exchange for First Merchants common stock. Please also indicate in the “DESCRIPTION OF SHARES TO BE EXCHANGED” table below your preference as to which particular shares are exchanged for cash and which are exchanged for First Merchants common stock.)

☐ NO ELECTION: No preference with respect to the receipt of either First Merchants common stock or cash (“Non-Election Shares”).

IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE, IT WILL BE ASSUMED THAT YOU HAVE NO PREFERENCE AND ALL THE SHARES SHALL BE DESIGNATED NON-ELECTION SHARES. NON- ELECTION SHARES WILL BE EXCHANGED FOR SHARES OF FIRST MERCHANTS COMMON STOCK, PLUS CASH IN LIEU OF FRACTIONAL SHARES. IN ADDITION, YOUR ELECTION IS SUBJECT TO CERTAIN ADJUSTMENT, ELECTION, ALLOCATION AND PRORATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT.

It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, the cash portion of the total consideration to be paid to Community Bancshares shareholders in connection with the Merger cannot exceed $15,000,000 (which amount

Ex. 99.2-1

represents approximately 31.7% of the total outstanding shares of Community Bancshares common stock receiving $85.94 in cash per share). There is no limit on the number of outstanding shares of Community Bancshares common stock that may be exchanged for shares of First Merchants common stock at the 4.0926 exchange ratio. Community Bancshares and First Merchants cannot, therefore, ensure that all Community Bancshares shareholders will receive the amount of their Cash Elections. Any adjustments to the elections will be made in accordance with the adjustment, election, allocation and proration procedures more fully described in the proxy statement and prospectus delivered with this Election Form and the Merger Agreement attached as Annex A thereto.

An election may be revoked or changed, but only by written notice received by American Stock Transfer prior to the Election Deadline accompanied by a revised Election Form. If an election is revoked and unless a subsequent properly completed Election Form is actually received by American Stock Transfer at or prior to the Election Deadline, the holder having revoked the election will be deemed to have made no election with respect to such person’s shares of Community Bancshares common stock, such shares will be treated as Non-Election Shares and exchanged for shares of First Merchants common stock, plus cash in lieu of any fractional shares.

If you do not return a properly completed and executed Election Form by the Election Deadline, your shares will be treated as Non-Election Shares and will be exchanged for shares of First Merchants common stock, plus cash in lieu of any fractional shares.

DESCRIPTION OF SHARES TO BE EXCHANGED
Name(s) and Address(es) of Registered Owner(s) (If blank, please fill in exactly as name(s) appear(s) on share certificate(s))	Shares to be Exchanged (attach additional list if necessary)
Certificated Shares
	Certificate	Total Number of Shares

Represented by
	Number(s)	Certificate(s)
Total Shares

PLEASE MARK, SIGN BELOW, DATE AND RETURN ON OR BEFORE THE ELECTION DEADLINE IN THE ENCLOSED ENVELOPE MARKED “ELECTION FORM REPLY ENVELOPE”

(Signature of Shareholder)	(Signature of Shareholder, if joint owner)

(Print Name of Shareholder)	(Printed Name of Shareholder, if joint owner)

Date: , 2014	When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign the partnership name by an authorized person.

Ex. 99.2-2

INSTRUCTIONS

1. Time in which to Make an Election. To be effective, a properly completed Election Form must be received by American Stock Transfer not later than 5:00 p.m. (Eastern) on             , 2014 (the “Election Deadline”). Shares of Community Bancshares common stock for which an Election Form is not so received or which has been revoked (without later submitting a properly completed Election Form prior to the Election Deadline) will be considered Non-Election Shares. See Instruction (5) below. The method of delivery of all documents is at the option and risk of the Community Bancshares shareholder.

2. Do not Send in Stock Certificates Now. Do not send in your Community Bancshares stock certificate(s) with this Election Form. If the Merger is approved and consummated, then you will be sent a letter of transmittal that will include instructions for sending in your Community Bancshares stock certificate(s) at a later date. The letter of transmittal is separate from this Election Form.

3. Election Options. In the area marked “Election Options,” indicate whether you would like to receive in exchange for your shares of Community Bancshares common stock, (i) only shares of First Merchants common stock (“All Stock Election”), (ii) only cash (“All Cash Election”), (iii) a combination of common stock and cash (“Combination Stock/Cash Election”) or (iv) “No Election.” Mark only one selection in this box. The Merger Agreement limits the amount of cash that can be issued in the Merger, and it may not be possible for all Cash Elections to be honored in full. To find out more about these limits and the adjustment, allocation and proration method that will be used, please see “The Merger—Exchange of Community Bancshares Common Stock” in the proxy statement and prospectus delivered with this Election Form.

4. Change or Revocation of Election. A holder of shares of Community Bancshares common stock who has made an election may at any time prior to the Election Deadline change such election by submitting to American Stock Transfer a revised Election Form, properly completed and signed, that is received by American Stock Transfer prior to the Election Deadline.

5. Non–Election Shares. Holders of shares of Community Bancshares common stock who mark the “No Election” box on this Election Form, who fail to submit a properly completed Election Form by the Election Deadline, or who revoke their previously submitted Election Form and fail to later submit a properly completed Election Form prior to the Election Deadline, shall have their shares of Community Bancshares common stock treated as “Non-Election Shares” and, thus, converted into the right to receive solely shares of common stock of First Merchants, plus cash in lieu of any fractional shares. In addition, if a shareholder submits an Election Form for some but not all of his or her shares, the shares for which an Election Form is not submitted will be treated as “Non-Election Shares.”

6. Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a joint Election Form is submitted) on the Election Form should correspond exactly with the name(s) as written on the face of the applicable stock certificate(s). If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to American Stock Transfer with this Election Form.

7. Further Information. If you have questions about this Election Form or its submission to American Stock Transfer, please contact them at (877) 248-6417. Questions about the Merger should be directed to Charles L. Crow, Chairman & President of Community Bancshares at (317) 773-0800.

Ex. 99.2-3